Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75254, 33-75252, 33-92656, 333-01978, 333-34839, 333-34837, 333-81521, 333-81523, 333-64410, 333-64412, 333-100294, 333-100295, 333-116550, 333-116551, 333-125839, 333-125840 and 333-129838) and the Registration Statements on Form S-4 (Nos. 333-77343, 333-43752 and 333-64656) of our report dated June 10, 2004, with respect to the consolidated financial statements and schedule of Black Box Corporation for the year ended March 31, 2004 and included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
June 14, 2006